Exhibit 12-B



                       Ford Motor Company and Subsidiaries

               CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                                  (in millions)


                                                       Nine
                                                     Months                     For the Years Ended December 31
                                                                     ------------------------------------------------------------
                                                       1999          1998         1997         1996         1995        1994
                                                      -------      --------     --------     --------     --------    --------
Earnings
--------
  Income before income taxes                          $ 8,291      $25,396      $10,939      $ 6,793      $ 6,705     $ 8,789
  Equity in net (income)/loss of affiliates
   plus dividends from affiliates                         (21)          78          121           36          179        (182)
  Adjusted fixed charges (a)                            7,008        9,215       10,911       10,801       10,556       8,122
                                                      -------      -------      -------      -------      -------     --------
   Earnings                                           $15,278      $34,689      $21,971      $17,630      $17,440     $16,729
                                                      =======      =======      =======      =======      =======     =======
Combined Fixed Charges and
 Preferred Stock Dividends
--------------------------
  Interest expense (b)                                $ 6,764      $ 8,919      $10,570      $10,464      $10,121     $ 7,787

  Interest portion of rental expense (c)                  202          245          309          300          396         265

  Preferred stock dividend requirements of
   majority owned subsidiaries and trusts (d)              41           55           55           55          199         160
                                                      -------      -------      -------      -------      -------     -------
    Fixed charges                                       7,007        9,219       10,934       10,819       10,716       8,212

Ford preferred stock dividend requirements (e)             17          122           82           95          459         472
                                                      -------      -------      -------      -------      -------     -------

  Total combined fixed charges
   and preferred stock dividends                      $ 7,024      $ 9,341      $11,016      $10,914      $11,175     $ 8,684
                                                      =======      =======      =======      =======      =======     =======
Ratios
------
  Ratio of earnings to fixed charges                      2.2          3.8 (f)      2.0          1.6          1.6         2.0

  Ratio of earnings to combined fixed
   charges and preferred stock dividends                  2.2          3.7 (f)      2.0          1.6          1.6         1.9


[FN]

- - - - -
(a) Fixed charges, as shown above, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.
(b) Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
(c) One-third of all rental expense is deemed to be interest.
(d) Preferred stock dividend requirements of Ford Holdings, Inc. (1995 - 1993) increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates. Beginning in Fourth Quarter 1995, includes requirements related to company-obligated mandatorily redeemable preferred securities of a subsidiary trust.
(e) Preferred stock dividend requirements of Ford Motor Company increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Motor Company's effective income tax rates.
(f) Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of The Associates. Excluding this gain, the ratio is 2.0.